EXHIBIT 99.3
                                   AFFIDAVIT


A. AUTHORIZED REPRESENTATIVE:I HEREBY AFFIRM THAT I am the Vice President and Chief Financial Officer and the duly authorized representative of Executive Telecard, Ltd. (the "Company") and that I possess the legal authority to make this Affidavit on behalf of myself and the Company.

B. CERTIFICATION OF OMISSION OF CONSENT:I FURTHER AFFIRM THAT: the Company has very recently nominated Mr. John H. Wall as a Nominee Director. Pursuant to Rule 438 of Regulation C under the Securities Act of 1933, under which a person nominated to become a director is to file a consent with a registration statement, the Company made all reasonable efforts to contact Mr. Wall, but has been unable to contact Mr. Wall to obtain such consent because Mr. Wall is traveling. It is therefore impractical for the Company to obtain an executed consent from Mr. Wall to file with the registration statement. The Company is continuing its efforts to locate Mr. Wall to obtain such consent, and when such consent is obtained, shall forthwith file Mr. Wall's consent with the Securities Exchange Commission.

C. ACKNOWLEDGMENT:I ACKNOWLEDGE THAT this Affidavit is to be furnished to the Securities Exchange Commission.

          I DO SOLEMNLY DECLARE AND AFFIRM UNDER THE PENALTIES OF PERJURY THAT THE CONTENTS OF THIS AFFIDAVIT ARE TRUE AND CORRECT TO THE BEST OF MY KNOWLEDGE, INFORMATION, AND BELIEF.


                                  Executive Telecard, Ltd.

                                  By: /s/ John E. Koonce, III
                                      ----------------------------------
                                          John E. Koonce, III
                                          Vice President and Chief
                                          Financial Officer

                                 (Authorized Representative and Affiant)

                                  DATE: May 27, 1999
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